Exhibit 99.1
For Immediate News Release
April 26, 2017

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2017 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended March 31, 2017 was $235,875,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) of 0.6% to $1.72 for the three months ended March 31, 2017, from $1.73 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2017 decreased 1.4% to $2.04 from $2.07 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended March 31, 2017 increased 6.1% to $2.09 from $1.97 for the prior year period.

The changes in the Company's EPS, FFO per share and Core FFO per share reflect an increase in Net Operating Income (“NOI”) from existing, acquired and newly developed operating communities for the three months ended March 31, 2017 over the prior year period, partially offset by an increase in interest expense. The decreases in EPS and FFO per share were also due to a casualty and impairment loss in the current year period as compared to a gain in the prior year period. The change in EPS was also due to an increase in depreciation expense, partially offset by an increase in wholly-owned real estate sales and related gains.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter of 2017 to its February 2017 outlook:

First Quarter 2017 Results
Comparison to February 2017 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - February 2017 outlook (1)	$1.78	$2.12	$2.09
Established Community revenue	0.01	0.01	0.01
General and administrative expense	(0.01)	(0.01)	(0.01)
Casualty and impairment loss	(0.08)	(0.08)	—
Gain on sale of real estate	0.02	—	—
Q1 2017 per share reported results	$1.72	$2.04	$2.09

(1) The mid-point of the Company's February 2017 outlook.

Operating Results for the Three Months Ended March 31, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $13,828,000, or 2.7%, to $522,326,000. This increase is primarily due to growth in revenue from stabilized operating communities and development communities.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities, Average Rental Rates increased 3.1% and Economic Occupancy increased 0.1%, resulting in an increase in rental revenue of 3.2%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 3.4%. Total revenue for Established Communities increased $11,936,000, or 3.2%, to $388,908,000. Operating expenses for Established Communities increased $1,620,000, or 1.5%, to $112,802,000. NOI for Established Communities increased $10,316,000, or 3.9%, to $276,106,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended March 31, 2017 compared to the three months ended March 31, 2016:

Q1 2017 Compared to Q1 2016
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.5%	0.5%	2.5%	3.3%	13.9%
Metro NY/NJ	2.8%	0.2%	1.1%	3.8%	23.8%
Mid-Atlantic	2.3%	0.5%	0.8%	3.7%	15.7%
Pacific NW	6.1%	0.0%	8.7%	5.2%	5.4%
No. California	2.2%	0.1%	3.2%	2.0%	20.5%
So. California	4.5%	(0.5)%	(1.7)%	6.2%	20.7%
Total	3.1%	0.1%	1.5%	3.9%	100.0%

(1) See full release for discussion of variances.

(2) Represents each region's % of total NOI for Q1 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended March 31, 2017, the Company completed the development of the following communities, one of which is dual-branded:

•	Avalon Willoughby Square/AVA DoBro, located in Brooklyn, NY;

•	Avalon Huntington Beach, located in Huntington Beach, CA; and

•	Avalon Laurel, located in Laurel, MD.

These communities contain an aggregate of 1,548 apartment homes and were constructed for an aggregate Total Capital Cost of $648,800,000.

At March 31, 2017, the Company had 24 communities under construction, which in the aggregate are expected to contain 7,581 apartment homes and be completed for an estimated Total Capital Cost of $3,348,300,000, including the Company's share of joint ventures.

During the three months ended March 31, 2017, the Company added four development rights which, if developed as expected, will contain 1,191 apartment homes and will be developed for an estimated Total Capital Cost of $387,000,000.

The projected Total Capital Cost of development rights increased to $3.4 billion at March 31, 2017 from $3.0 billion at December 31, 2016.

Disposition Activity

Consolidated Apartment Communities

During the three months ended March 31, 2017, the Company sold Avalon Pines, a wholly-owned operating community, and the adjacent golf course, located in Coram, NY. Avalon Pines, which contains 450 apartment homes, and the golf course were sold for $140,000,000, resulting in a gain in accordance with GAAP of $87,949,000 and an Economic Gain of $58,459,000. Avalon Pines generated an Unleveraged IRR of 12.5% over a weighted average investment period of 11.2 years.

Unconsolidated Real Estate Investments

During the three months ended March 31, 2017, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold one community containing 684 apartment homes for a sales price of $117,000,000. The Company's share of the gain in accordance with GAAP was $8,697,000. In addition, the Company recognized $6,765,000 in joint venture income associated with its promoted interest in Fund II. In conjunction with the disposition, Fund II repaid $63,200,000 of related secured indebtedness at par in advance of the scheduled maturity date.

Liquidity and Capital Markets

At March 31, 2017, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $368,720,000 in unrestricted cash and cash in escrow.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

The Company’s annualized Net Debt-to-Core EBITDA for the first quarter of 2017 was 5.0 times.

During the three months ended March 31, 2017, the Company entered into a $250,000,000 variable rate unsecured term loan, of which $100,000,000 matures in February 2022 with stated pricing of LIBOR plus 0.90%, and $150,000,000 matures in February 2024 with stated pricing of LIBOR plus 1.50%. At March 31, 2017, the Company had not drawn any of the amounts available under the term loan. The Company expects to draw the $250,000,000 available by the end of April 2017.

During the three months ended March 31, 2017, the Company repaid a $17,300,000 variable rate secured mortgage note at its scheduled maturity date.

Under the current continuous equity program established in December 2015, the Company sold 306,177 shares of common stock at an average sales price of $186.44 per share, for net proceeds of $56,228,000, during the three months ended March 31, 2017.

Casualty and Impairment Loss

In February 2017, a fire occurred at the Company's Avalon Maplewood development community, located in Maplewood, NJ ("Maplewood"), which was under construction and not yet occupied. During the three months ended March 31, 2017, the Company recognized a casualty loss that was partially offset by expected property damage insurance proceeds, a portion of which were received, resulting in a net casualty loss of $2,338,000.

In addition, during the three months ended March 31, 2017, the Company recognized an impairment charge of $9,350,000 relating to a land parcel which the Company had acquired in 2004 for development and no longer intends to develop.

Second Quarter 2017 Financial Outlook

For its second quarter 2017 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2017
	Low		High

Projected EPS	$1.50	-	$1.56
Projected FFO per share	$2.18	-	$2.24
Projected Core FFO per share	$2.07	-	$2.13

(1) See Definitions and Reconciliations of this release for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

In its full year 2017 outlook for EPS published in its earnings release dated February 1, 2017, the Company contemplated gains on sale from the disposition of operating communities of $2.02 per share for the year. Due to a change in the composition of the Company’s disposition plan, the Company now contemplates gains on sale from the disposition of operating communities of $1.80 per share. Gains on sale of operating communities impact earnings per share but do not impact FFO/share or Core FFO/share. The impairment charge of $0.08 per share in the first quarter of 2017 as reported in this release was not contemplated in the Company's February 2017 outlook and will impact EPS and FFO/share but not Core FFO/share for 2017.

Second Quarter Conference Schedule

The Company is scheduled to participate in the NAREIT Institutional Investor Forum in New York, NY, from June 6 - 8, 2017. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning June 6, 2017 on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on April 27, 2017 at 1:00 PM ET to review and answer questions about this release, its first quarter 2017 results, the Attachments (described below) and related matters. To participate on the call, dial 888-601-3864 domestically and 913-312-0653 internationally and use conference id: 4716119.

To hear a replay of the call, which will be available from April 27, 2017 at 6:00 PM ET to May 4, 2017 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 4716119. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on April 27, 2017. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of March 31, 2017, the Company owned or held a direct or indirect ownership interest in 284 apartment communities containing 82,533 apartment homes in 10 states and the District of Columbia, of which 24 communities were under development and nine communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the fire. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2017 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the three months ended March 31, 2017 as well as prior years’ activities is presented elsewhere in the full release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2017 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2016, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

	Q1	Q1
	2017	2016
Net income attributable to common stockholders	$235,875	$237,931
Depreciation - real estate assets, including joint venture adjustments	140,957	127,701
Distributions to noncontrolling interests	11	10
Gain on sale of unconsolidated entities holding previously depreciated real estate	(8,697)	(29,625)
Gain on sale of previously depreciated real estate	(87,949)	(51,430)
FFO attributable to common stockholders	280,197	284,587

Adjusting items:
Joint venture losses (1)	266	4,994
Joint venture promote (2)	(6,765)	—
Impairment loss on real estate (3)(5)	9,350	6,500
Casualty loss (gain), net on real estate (4)(5)	2,338	(8,702)
Business interruption insurance proceeds (6)	—	(20,334)
Lost NOI from casualty losses covered by business interruption insurance (7)	1,805	1,870
Severance related costs	124	585
Development pursuit and other write-offs	423	433
Gain on sale of other real estate	(366)	—
Acquisition costs	—	1,101
Core FFO attributable to common stockholders	$287,372	$271,034

Average shares outstanding - diluted	137,531,242	137,383,044

Earnings per share - diluted	$1.72	$1.73
FFO per common share - diluted	$2.04	$2.07
Core FFO per common share - diluted	$2.09	$1.97

(1) Amount for 2016 is primarily composed of the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity and the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund.

(2) Amount for 2017 is composed of the Company's recognition of its promoted interest in Fund II.

(3) Amount for 2017 includes an impairment charge for a land parcel the Company had acquired for development and no longer intends to develop. Amount for 2016 includes impairment charges relating to ancillary land parcels.

(4) Amount for 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of expected property damage insurance proceeds, a portion of which were received during the period. Amount for 2016 is property damage insurance proceeds for the Edgewater casualty loss.

(5) Aggregate impact of (i) Impairment loss on real estate and (ii) Casualty loss (gain), net on real estate for 2017 and 2016, is a loss of $11,688 and a gain of $2,202, respectively.

(6) Amount for 2016 is primarily composed of business interruption insurance proceeds resulting from the final insurance settlement of the Edgewater casualty loss.

(7) Amounts relate to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended March 31, 2017 are as follows (dollars in thousands):

Net income attributable to common stockholders	$235,875
Interest expense, net, inclusive of loss on extinguishment of debt, net	49,295
Income tax expense	20
Depreciation expense	140,621
EBITDA	$425,811

NOI from real estate assets sold or held for sale	(1,387)
Gain on sale of communities	(87,949)
Gain on sale of other real estate	(366)
Joint venture income	(16,672)
Consolidated EBITDA after disposition activity	$319,437

Casualty and impairment loss (gain), net	11,688
Lost NOI from casualty losses covered by business interruption insurance	1,805
Severance related costs	124
Development pursuit and other write-offs	423
Core EBITDA	$333,477

Interest expense, net	$49,295

Interest Coverage	6.8 times

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2017 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above. A calculation of Net Debt-to-Core EBITDA is as follows (dollars in thousands):

Total debt principal (1)	$7,054,852
Cash and cash in escrow	(368,720)
Net debt	$6,686,132

Core EBITDA	$333,477

Core EBITDA, annualized	$1,333,908

Net Debt-to-Core EBITDA	5.0 times

(1) Balance at March 31, 2017 excludes $8,640 of debt discount and $26,814 of deferred financing costs as reflected in unsecured notes, net, and $3,044 of debt discount and $10,625 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of real estate and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets.  In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2017	2016	2016
Net income	$235,781	$237,877	$242,183
Indirect operating expenses, net of corporate income	16,297	16,537	14,443
Investments and investment management expense	1,321	1,145	1,277
Expensed acquisition, development and other pursuit costs, net of recoveries	728	3,462	1,220
Interest expense, net	49,295	43,410	49,648
Loss on extinguishment of debt, net	—	—	4,614
General and administrative expense	13,226	11,441	10,638
Joint venture income	(16,672)	(27,969)	(10,184)
Depreciation expense	140,621	127,216	140,020
Casualty and impairment loss (gain), net	11,688	(2,202)	—
Gain on sale of real estate	(88,315)	(51,430)	(89,344)
NOI from real estate assets sold or held for sale	(1,387)	(8,606)	(2,828)
NOI	$362,583	$350,881	$361,687

Established:
New England	$37,816	$36,600	$38,854
Metro NY/NJ	60,060	57,860	60,998
Mid-Atlantic	39,147	37,763	39,369
Pacific NW	14,815	14,080	14,674
No. California	63,717	62,495	64,237
So. California	60,551	56,992	59,570
Total Established	276,106	265,790	277,702
Other Stabilized (1)	51,571	54,591	50,689
Development/Redevelopment	34,906	30,500	33,296
NOI	$362,583	$350,881	$361,687

(1) NOI for Q1 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q1	Q1
	2017	2016

Revenue from real estate assets sold or held for sale	$2,650	$13,916
Operating expenses from real estate assets sold or held for sale	(1,263)	(5,310)
NOI from real estate assets sold or held for sale	$1,387	$8,606

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2017. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter 2017 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q2 2017	$1.50	$1.56
Depreciation (real estate related)	1.01	1.05
Gain on sale of communities	(0.33)	(0.37)
Projected FFO per share (diluted) - Q2 2017	2.18	2.24

Joint venture income, development pursuit and other write-offs	(0.04)	(0.04)
Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Gain on extinguishment of consolidated debt	(0.08)	(0.08)
Projected Core FFO per share (diluted) - Q2 2017	$2.07	$2.13

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q1	Q1
	2017	2016
Rental revenue (GAAP basis)	$388,686	$376,754
Concessions amortized	479	932
Concessions granted	(286)	(251)

Rental Revenue with Concessions
on a Cash Basis	$388,879	$377,435

% change -- GAAP revenue		3.2%

% change -- cash revenue		3.0%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2017 is as follows (dollars in thousands):

Q1 2017
NOI
NOI for Established Communities	$276,106
NOI for Other Stabilized Communities	51,571
NOI for Development/Redevelopment Communities	34,906
NOI from real estate assets sold or held for sale	1,387
Total NOI generated by real estate assets	363,970
NOI on encumbered assets	70,784
NOI on unencumbered assets	$293,186

Unencumbered NOI	81%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.